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                                                                    EXHIBIT 99.2

                                                                  EXECUTION COPY


                          AGREEMENT AND PLAN OF MERGER

                            DATED AS OF JUNE 25, 2004

                                  BY AND AMONG

                            EDELBROCK HOLDINGS, INC.,

                           EDELBROCK MERGER SUB, INC.

                                       AND

                              EDELBROCK CORPORATION

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                                Table of Contents

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ARTICLE 1. THE MERGER.....................................................................................    1

           1.1      Merger of Merger Sub into the Company.................................................    1
           1.2      Effect of the Merger..................................................................    1
           1.3      Closing; Effective Time...............................................................    1
           1.4      Certificate of Incorporation and Bylaws; Directors and Officers.......................    2
           1.5      Conversion of Shares..................................................................    2
           1.6      Company Stock Options and Warrants....................................................    3
           1.7      Surrender of Stock Certificates; Stock Transfer Books.................................    4
           1.8      Dissenting Shares.....................................................................    6
           1.9      Further Action........................................................................    6

ARTICLE 2. Representations and Warranties of the Company..................................................    7

           2.1      Capitalization and Related Matters....................................................    7
           2.2      SEC Filings; Financial Statements.....................................................    8
           2.3      Title to Assets.......................................................................    8
           2.4      Intellectual Property.................................................................    9
           2.5      Undisclosed Liabilities...............................................................    9
           2.6      Compliance with Legal Requirements....................................................    9
           2.7      Legal Proceedings.....................................................................    9
           2.8      Authority; Inapplicability of Anti-Takeover Statutes; Binding Nature
                    of this Agreement.....................................................................   10
           2.9      Non-Contravention; Consents...........................................................   10
           2.10     Absence of Certain Changes............................................................   11
           2.11     Opinion of the Financial Advisor; Recommendation of the Special
                    Committee.............................................................................   11
           2.12     Brokers...............................................................................   11
           2.13     Proxy Statement and Schedule 13E-3....................................................   11

ARTICLE 3. Representations and Warranties of Parent and Merger Sub........................................   12

           3.1      Valid Existence.......................................................................   12
           3.2      Authority; Binding Nature of Agreement................................................   12
           3.3      Non-Contravention; Consents...........................................................   12
           3.4      Disclosure............................................................................   12
           3.5      Ownership of Merger Sub and Parent....................................................   13
           3.6      Parent and Merger Sub's Operations....................................................   13
           3.7      Brokers...............................................................................   13
           3.8      No Knowledge of Breach or Inaccuracy..................................................   13
           3.9      Financial Arrangements................................................................   13

ARTICLE 4. Certain Covenants of the Company...............................................................   13

           4.1      Access and Investigation..............................................................   13
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                               Table of Contents
                                  (continued)

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           4.2      Interim Operations of the Company.....................................................   14
           4.3      Acquisition Proposals; No Solicitation................................................   15

ARTICLE 5. Additional Covenants of the Parties............................................................   18

           5.1      Proxy Statement; Schedule 13E-3.......................................................   18
           5.2      Company Stockholders' Meeting.........................................................   19
           5.3      Regulatory Approvals..................................................................   20
           5.4      Indemnification of Officers and Directors.............................................   20
           5.5      Additional Agreements.................................................................   20
           5.6      Public Disclosure.....................................................................   21
           5.7      Notification of Certain Matters.......................................................   21
           5.8      Agreement with the Edelbrock Entites..................................................   21
           5.9      Stockholder Litigation................................................................   21
           5.10     Financing.............................................................................   21

ARTICLE 6. Conditions Precedent to Obligations of Parent and Merger Sub...................................   22

           6.1      Accuracy of Representations...........................................................   22
           6.2      Performance of Obligation.............................................................   22
           6.3      Stockholder Approval..................................................................   22
           6.4      Consents..............................................................................   23
           6.5      No Material Adverse Effect............................................................   23
           6.6      No Restraints.........................................................................   23
           6.7      Financing.............................................................................   23
           6.8      Dissenting Shares.....................................................................   23

ARTICLE 7. Conditions Precedent to Obligation of the Company..............................................   23

           7.1      Accuracy of Representations...........................................................   23
           7.2      Performance of Obligations............................................................   24
           7.3      Stockholder Approval..................................................................   24
           7.4      No Restraints.........................................................................   24
           7.5      Insurance.............................................................................   24

ARTICLE 8. Termination....................................................................................   24

           8.1      Termination...........................................................................   24
           8.2      Effect of Termination.................................................................   25
           8.3      Termination Fee.......................................................................   25
           8.4      Expenses..............................................................................   26

ARTICLE 9. Miscellaneous Provisions.......................................................................   26

           9.1      Amendment.............................................................................   26
           9.2      Waiver................................................................................   27
           9.3      No Survival of Representations and Warranties.........................................   27
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                               Table of Contents
                                  (continued)

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           9.4      Entire Agreement; Counterparts........................................................   27
           9.5      Applicable Law; Jurisdiction; Specific Performance....................................   27
           9.6      Disclosure Schedule...................................................................   28
           9.7      Assignment of this Agreement; Parties in Interest.....................................   28
           9.8      Notices...............................................................................   28
           9.9      Severability..........................................................................   29
           9.10     Construction..........................................................................   29
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                                      iii

                             Table of Defined Terms

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Acquisition...................................................................................................     15
Acquisition Proposal..........................................................................................     15
Adverse Recommendation Change.................................................................................     15
Agreement.....................................................................................................      1
Beneficial Ownership..........................................................................................      1
Board.........................................................................................................      1
Closing.......................................................................................................      1
Closing Date..................................................................................................      2
Company.......................................................................................................      1
Company Board Recommendation..................................................................................     19
Company Common Stock..........................................................................................      2
Company Disclosure Schedule...................................................................................      7
Company SEC Documents.........................................................................................      8
Company Stock Certificate.....................................................................................      4
Company Stockholders' Meeting.................................................................................     18
Consent.......................................................................................................      1
Contract......................................................................................................      1
Delaware Law..................................................................................................      1
Dissenting Shares.............................................................................................      6
Edelbrock Entities............................................................................................     15
Effective Time................................................................................................      2
Encumbrance...................................................................................................      8
Entity........................................................................................................      1
Exchange Act..................................................................................................      1
Financing.....................................................................................................     13
Financing Commitments.........................................................................................     13
Financial Advisor.............................................................................................     11
Governmental Authorization....................................................................................      1
Governmental Body.............................................................................................      1
Indemnified Persons...........................................................................................     20
Knowledge.....................................................................................................     10
Legal Proceeding..............................................................................................      9
Legal Requirement.............................................................................................      1
Material Adverse Effect.......................................................................................      1
Merger........................................................................................................      1
Merger Consideration..........................................................................................      3
Merger Sub....................................................................................................      1
Mr. Edelbrock.................................................................................................      3
Option........................................................................................................      3
Outside Termination Date.....................................................................................      24
Parent........................................................................................................      1
Paying Agent..................................................................................................      4
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                             Table of Defined Terms
                                  (continued)

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Person........................................................................................................      2
Pre-Closing Period............................................................................................     13
Proprietary Assets............................................................................................      9
Proxy Statement...............................................................................................     18
Representatives...............................................................................................      2
Required Company Stockholder Vote.............................................................................     16
Schedule 13E-3................................................................................................     18
SEC...........................................................................................................     11
Securities Act................................................................................................      2
Special Committee.............................................................................................      1
Stock Option Plans............................................................................................      3
Subsidiary....................................................................................................      2
Superior Proposal.............................................................................................     16
Surviving Corporation.........................................................................................      1
Outside Termination Date......................................................................................     24
Warrants......................................................................................................      3
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                                       ii
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                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (this "Agreement") is made and entered into as of June 25, 2004, by and among Edelbrock Holdings, Inc., a Delaware corporation ("Parent"); Edelbrock Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"); and Edelbrock Corporation, a Delaware corporation (the "Company").

         Certain capitalized terms used in this Agreement are defined in Exhibit A.

                                   BACKGROUND

         A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the "Merger") in accordance with this Agreement and the Delaware General Corporation Law (the "Delaware Law"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

         B. The respective boards of directors of Parent, Merger Sub and the Company have approved, adopted and declared advisable this Agreement and the Merger upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Law. The actions of the Company's Board of Directors (the "Board") were taken following the recommendation of a Special Committee of the Board (the "Special Committee").

         C. Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

                             STATEMENT OF AGREEMENT

         The parties to this Agreement hereby agree as follows:

                                   ARTICLE 1.
                                   THE MERGER

         1.1 MERGER OF MERGER SUB INTO THE COMPANY. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. Following the Effective Time, the Company shall be the surviving corporation in the Merger (the "Surviving Corporation"), and the separate existence of Merger Sub shall cease.

         1.2 EFFECT OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         1.3 CLOSING; EFFECTIVE TIME. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Troy & Gould, 1801 Century

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Park East, Los Angeles, California 90067, at 9:00 a.m. Pacific Time, on a date to be designated by the parties (the "Closing Date"), which shall be as soon as practicable, but in no event later than the second business day after the satisfaction or waiver of the last unsatisfied or unwaived condition set forth in Articles 6 and 7 (other than those conditions set forth in Sections 6.1, 6.2, 7.1 and 7.2 of this Agreement that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) unless another time or date is agreed to by the parties. Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the Delaware Law shall be duly executed by the Company and, concurrently with or as soon as practicable on the date of the Closing, filed with the Secretary of State of the State of Delaware. The Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such subsequent date or time as Parent and the Company shall agree and specify in the Certificate of Merger (the date and time the Merger becomes effective being hereinafter referred to as the "Effective Time").

         1.4 CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS. Unless otherwise determined by Parent prior to the Effective Time:

                  (a) Effective upon and as part of the Merger, the Certificate of Incorporation of the Company shall be amended in its entirety to be the same as the Restated Certificate of Incorporation that is attached to this Agreement as Exhibit B and, as so amended, shall be the Certificate of Incorporation of the Company following the Merger until thereafter amended in accordance with its terms and the terms of the Delaware Law;

                  (b) The Bylaws of the Company shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time except that the Company's name shall be the name of the Surviving Corporation; and

                  (c) The directors of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors of Merger Sub immediately prior to the Effective Time.

         1.5      CONVERSION OF SHARES.

                  (a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company or Merger Sub:

                           (i)      Any and all shares of the common stock,
$0.01 par value per share, of the Company ("Company Common Stock") then held by the Company or any wholly owned Subsidiary of the Company (or held in the Company's treasury) shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange for such shares;

                           (ii)     Any and all shares of Company Common Stock
then held by Parent or Merger Sub shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange for such shares;

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                           (iii)    Except as provided in clauses (i) and (ii)
above and subject to Section 1.5(b), each share of Company Common Stock then outstanding (other than Dissenting Shares as provided in Section 1.8) shall be converted into the right to receive Sixteen Dollars and Seventy-Five Cents ($16.75) in cash, without interest (the "Merger Consideration"); and

                           (iv)     Each share of the common stock, $0.01 par
value per share, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation.

                  (b) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be correspondingly adjusted to reflect such change.

                  (c) The parties to this Agreement acknowledge and agree that (i) family trusts of which O. Victor Edelbrock, Jr. ("Mr. Edelbrock") is a trustee will receive approximately $7,000,000 of Merger Consideration as a result of their ownership of Company Common Stock as of the Effective Time that they have not contributed to Parent, and (ii) the Company Common Stock that Mr. Edelbrock owns through the Company's 401(k) plan will not be contributed to Parent and, as a result, will also be exchanged for Merger Consideration.

         1.6      COMPANY STOCK OPTIONS AND WARRANTS.

                  (a) For purposes of this Agreement, the term "Option" means each outstanding unexercised option to purchase Company Common Stock or preferred stock of the Company, whether or not then vested or fully exercisable, granted at any time to any current or former director, officer or employee of the Company or to any other Person, including, without limitation, stock options granted under the Company's 1994 Incentive Equity Plan and the Company's 1994 Stock Option Plan for Non-Employee Directors (jointly referred to in this Agreement as the "Stock Option Plans"). The outstanding warrants to purchase Company Common Stock granted by the Company to RICOR Racing and Development L.P., JG Engine Dynamics, Inc. and Automotive Systems Group, Inc. are referred to herein as the "Warrants."

                  (b) Immediately prior to the Effective Time, the Company shall take such action as is necessary to cause each unvested Option that is then outstanding to become fully vested and exercisable. Prior to the Closing Date, the Company shall use its reasonable efforts to (i) obtain the consent of each holder of Options to the written cancellation immediately prior to the Effective Time of each then-outstanding Option in exchange for an amount in cash (less any applicable withholding required by law) payable at or as soon as practicable after the Effective Time, equal to the product of (A) the total number of shares of Company Common Stock underlying such Option and (B) the excess, if any, of the Merger Consideration over the per share exercise price of such Option, and (ii) make any amendments to the Stock Option Plans and/or agreements relating to the Options that may be necessary or desirable to implement the foregoing.

                  (c) The Company shall take such action as is necessary so that the Stock Option Plans shall terminate as of the Effective Time.

                  (d) Prior to the Effective Time, the Company shall approve in advance in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act any dispositions by each officer or director of the Company who is subject to Section 16 of the Exchange Act of Company Common Stock to the Company (including, without limitation, derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement.

         1.7      SURRENDER OF STOCK CERTIFICATES; STOCK TRANSFER BOOKS.

                  (a) At the Effective Time (i) all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be canceled and shall cease to exist and, subject to Section 1.8, all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company other than the right to receive the Merger Consideration, and (ii) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate representing any shares of Company Common Stock (a "Company Stock Certificate") is presented to the Paying Agent (as defined in Section 1.7(b)) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged for the Merger Consideration as provided in this Section 1.7.

                  (b) Prior to the Effective Time, Parent shall enter into an agreement with the Company's registrar and transfer agent or with a reputable bank or trust company reasonably acceptable to the Company to act as agent (the "Paying Agent") pursuant to which the Paying Agent shall agree to receive and disburse the funds to which the holders of shares of Company Common Stock shall become entitled under Section 1.5 at the Effective Time and the funds to which holders of Options shall become entitled under Section 1.6. Prior to the Effective Time, Parent shall deposit with the Paying Agent an aggregate amount of cash sufficient to enable the Paying Agent to make payments pursuant to
Section 1.5 to holders of Company Common Stock issued and outstanding immediately prior to the Effective Time and pursuant to Section 1.6 to holders of Options outstanding immediately prior to the Effective Time.

                  (c) As soon as reasonably practicable, and in no event later than three business days, after the Effective Time, the Paying Agent shall mail to the record holders of Company Common Stock entitled to receive the Merger Consideration (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including, without limitation, a provision confirming that delivery of the Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Paying Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for the Merger Consideration. Upon surrender of a Company Stock Certificate to the Paying Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Paying Agent or Parent, (1) the holder of such Company Stock Certificate shall be entitled to receive, in exchange for each share of Company Common Stock previously represented by such Company Stock Certificate, the Merger Consideration with respect to each share of Company Common Stock represented by such Company Stock Certificate, and (2) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7(c), each Company Stock Certificate other than Dissenting Shares (as defined in Section 1.8(c)) shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration with respect to each share of Company Common Stock represented by such Company Stock Certificate. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of the Merger Consideration, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Paying Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

                  (d) At any time following one year after the Effective Time, the Surviving Corporation may require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to the holders of Company Stock Certificates, and any holder of Company Stock Certificates who has not theretofore surrendered its Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent and the Surviving Corporation with respect to the cash amounts payable upon surrender of the Company Stock Certificates held by such holder.

                  (e) If any portion of the Merger Consideration is to be paid to a person other than the registered holder of the shares represented by the Company Common Stock Certificate or Certificates surrendered in exchange, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay to the Paying Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such shares or establish to the satisfaction of the Paying Agent that such tax has been paid or is not payable.

                  (f) Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock or Options such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. All transfer, documentary, sales, use, registration and other such taxes (including, without limitation, any applicable real estate transfer or gains tax) and related fees (including, without limitation, penalties, interest, and additions to tax) incurred in connection with the Merger shall be paid by Parent or the Surviving Corporation.

                  (g) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any Merger

Consideration that may be payable upon due surrender of any Company Stock Certificate that is delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement. If any Company Stock Certificate has not been surrendered by the earlier of (i) the fifth anniversary of the date on which the Merger becomes effective and (ii) the date immediately prior to the date on which the cash amount that such Company Common Stock Certificate represents the right to receive would otherwise escheat to or become the property of any Governmental Body, then such cash amount shall, to the extent permitted by applicable Legal Requirements, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

         1.8      DISSENTING SHARES.

                  (a) Notwithstanding anything to the contrary contained in this Agreement, any shares of Company Common Stock that constitute Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration in accordance with Section 1.5, and each holder of Dissenting Shares shall be entitled only to such rights with respect to such Dissenting Shares as may be granted to such holder in Section 262 of the Delaware Law. From and after the Effective Time, a holder of Dissenting Shares shall not have and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation. If any holder of Dissenting Shares shall fail to perfect or shall otherwise lose such holder's right of appraisal under Section 262 of the Delaware Law, then such Dissenting Shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such Dissenting Shares) the Merger Consideration in accordance with Section 1.5.

                  (b) The Company (i) shall give Parent prompt written notice of any demand received by the Company from any stockholder of the Company for appraisal of such stockholder's Company Common Stock pursuant to the Delaware Law, (ii) shall keep Parent informed as to, and permit Parent to participate in, negotiations and proceedings by the Company with such stockholder with respect to any such demand, and (iii) shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demand for appraisal.

                  (c) For purposes of this Agreement, "Dissenting Shares" refers to any shares of Company Common Stock outstanding immediately prior to the Effective Time that are held by stockholders who are entitled to demand, and who demand, appraisal of such Company Common Stock pursuant to Section 262 of the Delaware Law.

         1.9 FURTHER ACTION. At and after the Effective Time, the Surviving Corporation shall take all action as shall be required in connection with the Merger, including, but not limited to, the execution and delivery of any further deeds, assignments, instruments or documentation as are necessary or desirable to carry out the provisions of this Agreement.

                                   ARTICLE 2.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent and Merger Sub that, except as set forth in the disclosure schedule delivered to Parent on or prior to the date of this Agreement (the "Company Disclosure Schedule"):

         2.1      CAPITALIZATION AND RELATED MATTERS.

                  (a) The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock, of which 5,485,392 shares have been issued and are outstanding as of the date of this Agreement, and 1,000,000 shares of preferred stock, none of which have been issued and are outstanding as of the date of this Agreement. The Company holds 320,806 shares of its capital stock in its treasury. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Section 2.1(a) of the Company Disclosure
Schedule: (i) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation or any similar right;
(ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and (iii) the Company is not a party to any Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. The Company is not under any obligation, and is not bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock.

                  (b) As of the date of this Agreement, (1) 327,387 shares of Company Common Stock are subject to issuance pursuant to Options granted and outstanding under the Stock Option Plans, and (2) 154,000 shares of Company Common Stock are subject to issuance pursuant to the Warrants. Section 2.1(b) of the Company Disclosure Schedule sets forth the following information with respect to each Option that is outstanding as of the date of this Agreement: (i) the name of the optionee; (iii) the number of shares of Company Common Stock subject to such Option; (iv) the exercise price of such Option; and (v) the date on which the Option was granted. In addition, Section 2.1(b) of the Company Disclosure Schedule shall identify any outstanding Option that was not granted pursuant to a Stock Option Plan of the Company. The Company has made available to Parent accurate and complete copies of all plans and agreements pursuant to which the Company has issued outstanding Options.

                  (c) Except for Options referred to in Section 2.1(b), there is no (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company, or (iii) stockholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

         2.2      SEC FILINGS; FINANCIAL STATEMENTS.

                  (a) The Company has filed all required reports, schedules, forms, statements and documents with the SEC since January 1, 2001 (the "Company SEC Documents"). All statements, reports, schedules, forms, and other documents required to have been filed by the Company with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, to the extent not included in the Exchange Act or the Securities Act, the Sarbanes-Oxley Act of 2002; and (ii) none of the Company SEC Documents when filed, and giving effect to any amendments or supplements filed prior to the date of this Agreement, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  (b) Except to the extent stated therein, the financial statements (including, without limitation, any related notes) contained in the Company SEC Documents: (i) when filed, complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto;
(ii) when filed, were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC and except that the unaudited financial statements may not contain footnotes and are subject to normal year-end adjustments; and (iii) fairly present, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby, except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC and except that the unaudited financial statements may not contain footnotes and are subject to normal year-end adjustments.

         2.3      TITLE TO ASSETS.

                  (a) The Company owns, and has good and valid title to, all tangible real property and personal property assets reflected on the balance sheet that is included in the Company's Report on Form 10-Q filed with the SEC for the quarter ended March 25, 2004 (except for tangible assets sold or disposed of in the ordinary course of business since March 25, 2004) free and clear of any Encumbrances as defined in Section 2.3(b), except that such tangible assets may be subject to (i) liens for taxes not yet due and payable,
(ii) Encumbrances listed in the Company Disclosure Schedule, (iii) Encumbrances relating to liabilities reflected in the financial statements (including, without limitation, any related notes) contained in the Company's SEC documents, and (iv) Encumbrances that would not in the aggregate have a Material Adverse Effect on the Company.

                  (b) For purposes of this Agreement, "Encumbrance" means any (i) lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right or restriction of any nature (including, without limitation, any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) or (ii) obligation to make any royalty payment, milestone payment success payment or maintenance fee.

         2.4 INTELLECTUAL PROPERTY. The Company owns and has good and valid title to, or has a right to use, license and otherwise exploit, all patents, patent applications, trademarks, trademark applications, copyrights, copyright applications and trade secrets (collectively, "Proprietary Assets") that are necessary to enable the Company to conduct its business substantially in the manner in which its business is currently being conducted, except where the failure to own, have good and valid title to, or have a right to use, license and otherwise exploit such Proprietary Assets would not individually or in the aggregate have a Material Adverse Effect on the Company.

         2.5 UNDISCLOSED LIABILITIES. The Company does not have any accrued, contingent or other liabilities of any nature, either matured or unmatured, except for (i) liabilities identified as such in the "liabilities" column of the Company's balance sheet as of March 25, 2004 (or in the notes thereto) included in the Company's Report on Form 10-Q filed with the SEC for the quarter ended March 25, 2004, (ii) normal and recurring current liabilities that have been incurred by the Company since March 25, 2004 in the ordinary course of business and consistent with past practices, (iii) liabilities described in Section 2.5 of the Company Disclosure Schedule, (iv) liabilities incurred in connection with this Agreement or the transactions contemplated hereunder, and (v) liabilities that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

         2.6 COMPLIANCE WITH LEGAL REQUIREMENTS. The Company is in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements would not individually or in the aggregate have a Material Adverse Effect on the Company.

         2.7      LEGAL PROCEEDINGS.

                  (a) Except as set forth in Section 2.7(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding (i) that involves the Company or any of the assets owned or used by the Company that individually or in the aggregate would have a Material Adverse Effect on the Company if resolved adversely to the Company, or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. Except in relation to litigation set forth in the Company Disclosure Schedule there is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject which would have, individually or in the aggregate, a Material Adverse Effect on the Company.

                  (b) For purposes of this Agreement, (i) a "Legal Proceeding" means any action, suit, litigation, arbitration, proceeding (including, without limitation, any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel located in or outside the United States, and (ii) the Company shall be deemed to have "Knowledge" of any fact or other matter if such fact or other matter is within the actual knowledge of any member of the Board or any executive officer of the Company listed on Section 2.7(b) of the Company Disclosure Schedule, excluding Mr. Edelbrock, Cathleen Edelbrock, Christina Edelbrock and/or Nancy Edelbrock.

         2.8 AUTHORITY; INAPPLICABILITY OF ANTI-TAKEOVER STATUTES; BINDING NATURE OF THIS AGREEMENT. The Company is a corporation duly organized, validly existing and in good standing under the Delaware Law. The Company has the requisite right, power and authority to enter into, and to perform its obligations under, this Agreement, subject to, with respect to the Merger, the adoption and approval of this Agreement by the Required Stockholder Vote. The Board has, upon the recommendation of the Special Committee and by the vote of the directors of the Company, (i) determined that this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, are advisable and fair to, and in the best interests of, the Company and the holders of Company Common Stock other than the Edelbrock Entities, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, in accordance with the requirements of the Delaware Law, (iii) authorized and approved the execution, delivery and performance of this Agreement by the Company, (iv) resolved to recommend that the stockholders of the Company approve and adopt this Agreement, and (v) to the extent necessary, taken all action necessary to ensure that Section 203 of Delaware Law does not apply to Parent or Merger Sub in connection with the Merger or any of the other transactions contemplated by this Agreement. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement other than, with respect to the Merger, the adoption and approval of this Agreement by the Required Stockholder Vote and the filing and recordation of the appropriate merger documents as required by the Delaware Law. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditor's rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).

         2.9 NON-CONTRAVENTION; CONSENTS. Except as would not individually or in the aggregate result in a Material Adverse Effect on the Company, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not (i) violate any of the provisions of the certificate of incorporation or bylaws of the Company, (ii) cause a violation by the Company of any Legal Requirement applicable to the Company, or (iii) cause a default on the part of the Company under any Contract. Except as may be required by the Exchange Act, the Delaware Law and the rules of the Nasdaq National Stock Market, Inc., the Company is not required to make any filing with or give any notice to, or to obtain any consent from, any Person at or prior to the Closing in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except where the failure to make any such filing, give any such notice or obtain any such consent would not individually or in the aggregate have a Material Adverse Effect on the Company.

         2.10 ABSENCE OF CERTAIN CHANGES. Between March 25, 2004 and the date of this Agreement, the Company has not, individually or in the aggregate:

                  (a) Suffered any adverse change with respect to its business or financial condition which has had a Material Adverse Effect on the Company; or

                  (b) Suffered any loss, damage or destruction to any of its assets that has had a Material Adverse Effect on the Company.

         2.11 OPINION OF THE FINANCIAL ADVISOR; RECOMMENDATION OF THE SPECIAL COMMITTEE.

                  (a) The Company has received the opinion of Kerlin Capital Group, LLC (the "Financial Advisor") to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of Company Common Stock (other than the Edelbrock Entities) is fair, from a financial point of view, to such holders (other than the Edelbrock Entities). The Company has received the Financial Advisor's approval to include a copy of their written opinion in the Proxy Statement that is described in Section 5.1(a).

                  (b) The Special Committee, at a meeting duly called and held, unanimously (i) determined that this Agreement and the transactions contemplated by this Agreement are advisable and fair to, and in the best interests of, the holders of Company Common Stock who will receive the Merger Consideration (other than the Edelbrock Entities), and (ii) recommended the approval and adoption of this Agreement and the Merger by the Board.

         2.12 BROKERS. No broker, finder or investment banker (other than the Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

         2.13 PROXY STATEMENT AND SCHEDULE 13E-3. The Proxy Statement described in Section 5.1(a), as of the date it is mailed to the Company's stockholders and at the time of the special meeting described in the Proxy Statement, (i) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied to the Company by Parent or Merger Sub for inclusion in the Proxy Statement. None of the information provided by the Company specifically for use in the Schedule 13E-3 described in
Section 5.1(a) that is required to be filed with the Securities and Exchange Commission (the "SEC") under the Exchange Act in connection with the Merger will at the time the Schedule 13E-3 or any amendments thereto are so filed contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made in the Schedule 13E-3 based on information supplied to the Company by Parent or Merger Sub for inclusion in the Schedule 13E-3.

                                   ARTICLE 3.
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         Parent and Merger Sub represent and warrant to the Company as follows:

         3.1 VALID EXISTENCE. Parent and Merger Sub are corporations duly incorporated, validly existing and in good standing under the laws of the State of Delaware and have the corporate power and authority to own, operate and lease their properties and to carry on their businesses.

         3.2 AUTHORITY; BINDING NATURE OF AGREEMENT. Parent and Merger Sub have the requisite right, power and authority to perform their obligations under this Agreement, and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. No vote of the holders of any of the outstanding shares of capital stock or any other securities of Parent is necessary to approve this Agreement or the Merger. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, except to the extent that the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditor's rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).

         3.3 NON-CONTRAVENTION; CONSENTS. Except as would not result in a Material Adverse Effect on Parent or Merger Sub, the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement will not (i) violate any of the provisions of the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) cause a violation by Parent or Merger Sub of any Legal Requirement applicable to Parent or Merger Sub, or (iii) cause a default on the part of Parent or Merger Sub under any Contract.

         3.4 DISCLOSURE. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to the holders of Company Common Stock or at any time between the time the Proxy Statement is mailed to the holders of Common Stock Company and the special meeting of stockholders contemplated by the Proxy Statement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion in the Schedule 13E-3 will, at the time the Schedule 13E-3 is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

         3.5 OWNERSHIP OF MERGER SUB AND PARENT. Merger Sub is a wholly owned subsidiary of Parent. Mr. Edelbrock is Parent's controlling stockholder. The capitalization of, and the identity of the persons who own the equity interests in, Parent is set forth on Schedule 3.5 hereto.

         3.6 PARENT AND MERGER SUB'S OPERATIONS. Parent and Merger Sub were formed solely for the purpose of engaging in the Merger and have not engaged in any business activities or conducted any operations other than in connection with the Merger.

         3.7 BROKERS. No broker, finder or investment banker (other than Banc of America Securities LLC) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

         3.8 NO KNOWLEDGE OF BREACH OR INACCURACY. Neither Parent, Merger Sub nor any of their respective Representatives has actual knowledge of any breach of, or inaccuracy in, any of the representations or warranties of the Company in this Agreement.

         3.9 FINANCIAL ARRANGEMENTS. Mr. Edelbrock has received, and previously delivered to the Company and the Special Committee, (i) copies of a fully executed commitment letter dated June 23, 2004 from Bank of America, N.A. and (ii) a copy of a fully executed commitment letter dated June 23, 2004 from City National Bank, pursuant to which such persons have agreed, subject to the terms and conditions set forth therein, to provide financing to Parent and Merger Sub in connection with the Merger and the transactions contemplated by this Agreement. The commitment letters referred to in the foregoing clauses (i) and (ii) are referred to herein as the "Financing Commitments." The Financing Commitments are in full force and effect on the date hereof and have not been amended or modified in any respect. There are no facts and circumstances actually known to Parent, Merger Sub, any of the Edelbrock Entities or any of their respective Representatives that any of them believes is likely to (i) prevent the conditions described in the Financing Commitments from being satisfied, (ii) prevent Parent or Merger Sub from receiving financing pursuant to the terms of the Financing Commitments or (iii) make any of the assumptions set forth in the Financing Commitments unreasonable. The funds contemplated to be provided by the Financing Commitments, together with the Company's available cash, will be sufficient to enable Parent and Merger Sub to pay the full amounts required to be paid pursuant to Sections 1.5 and 1.6 and all other amounts required to be paid by Parent or Merger Sub under this Agreement and to pay all of the related fees and expenses (such amount of funds, the "Financing").

                                   ARTICLE 4.
                        CERTAIN COVENANTS OF THE COMPANY

         4.1 ACCESS AND INVESTIGATION. During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), upon reasonable notice and during normal business hours, the Company shall, and shall cause its Representatives to (i) provide Parent's Representatives with reasonable access to the Company' Representatives, personnel, facilities and assets and to all existing books, records, tax returns, work papers and other documents and information relating to the Company; and (ii) provide Parent and Parent's

Representatives with such copies of the existing books, records, tax returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request. Any non-public document or other non-public information provided by the Company to Parent or Merger Sub under this Section 4.1 shall be subject to the terms of any written confidentiality agreement that may be entered into among Parent, Merger Sub and the Company.

         4.2 INTERIM OPERATIONS OF THE COMPANY. During the Pre-Closing Period, the Company shall use its reasonable efforts to preserve its business and to preserve the goodwill of customers, suppliers and others having business relations with the Company. Furthermore, the Company agrees that, during the Pre-Closing Period, except (i) to the extent Parent shall otherwise give its prior consent in writing, (ii) as contemplated or permitted by this Agreement, or (iii) as may be required to facilitate compliance with any Legal Requirement, the Company shall not:

                  (a) Conduct its business in a manner that departs materially from the manner in which such business was being conducted prior to the date of this Agreement;

                  (b)      Amend its certificate of incorporation or bylaws;

                  (c) Split, combine or reclassify any shares of the Company's capital stock;

                  (d) Declare, set aside or pay any dividend (whether payable in cash, stock or property) with respect to any shares of the Company's capital stock;

                  (e) Form any Subsidiary or acquire a greater than fifteen percent equity interest in any other Entity;

                  (f) Issue, sell or grant any additional shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock, other than in the ordinary course of business and other than Company Common Stock issuable upon exercise of Options that are outstanding as of the date of this Agreement;

                  (g) Transfer, lease or license to any third party, or encumber, any material assets other than (i) in the ordinary course of business, or (ii) as security for any borrowings permitted by Section 4.2(i);

                  (h) Repurchase, redeem or otherwise acquire any shares of the capital stock of the Company, except for acquisitions of Company Common Stock for a purchase price per share that does not exceed the Merger Consideration;

                  (i) Incur any indebtedness for borrowed money or guarantee any such indebtedness, except for (A) short-term borrowings incurred in the ordinary course of business, (B) borrowings pursuant to existing credit facilities, or pursuant to any modifications, renewals or replacements of any such credit facilities, and (C) borrowings of up to $1,000,000 under any new credit facility which the Company may enter into;

                  (j) Adopt or materially amend any material bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, pension, retirement, deferred compensation or other employee benefit agreements or plans, for the benefit of any director, officer or employee of the Company or (except for normal increases in the ordinary course of business that are consistent with past practices or that, in the aggregate, do not result in a material increase in benefits or compensation expense) increase the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing agreement or plan;

                  (k) Amend or prematurely terminate any Contracts or waive, release or assign any material rights or claims under any Contracts, except in the ordinary course of business or where the amendment or termination of the Contracts would not individually or in the aggregate have a Material Adverse Effect on the Company;

                  (l) Change any of its methods of accounting or accounting practices in any material respect, except as required or recommended by applicable law or generally accepted accounting principles;

                  (m) Make any material tax election, except for elections made in the ordinary course of business or consistent with the Company's past practices;

                  (n) Make any capital expenditure which, when added to all other capital expenditures made since the date of this Agreement, would exceed $500,000 in the aggregate; or

                  (o) Enter into an agreement to take any of the actions described in clauses "(a)" through "(n)" of this Section 4.2.

         4.3      ACQUISITION PROPOSALS; NO SOLICITATION.

                  (a)      For purposes of this Agreement:

                           (i)      An "Acquisition Proposal" means any bona
fide proposal, whether or not in writing, for the (A) direct or indirect acquisition or purchase of a business or assets that constitutes fifteen percent or more of the net revenues, net income or the assets (based on the fair market value thereof) of the Company and its Subsidiaries, taken as a whole, (B) direct or indirect acquisition or purchase of fifteen percent or more of any class of equity securities or capital stock of the Company or any of its Subsidiaries whose business constitutes fifteen percent or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or (C) a merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction that if consummated would result in any Person or Persons beneficially owning fifteen percent or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes fifteen percent or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement (any of the transactions referred to in clauses (A) through (C) being referred to as an "Acquisition");

                           (ii)     "Superior Proposal" means any bona fide
written Acquisition Proposal that was not solicited by the Company or any of its Representatives that is made by a third party to purchase all or substantially all of the Company's assets or up to all of the outstanding equity securities of the Company pursuant to a tender offer, exchange offer or merger on terms that the Special Committee and a majority of the Board determine in good faith to be superior to the Company and its stockholders (in their capacity as stockholders) from a financial point of view as compared to the transactions contemplated by this Agreement and to any alternative transaction or changes to the terms of this Agreement proposed by Parent, after consultation with their financial advisors and after taking into account all financial, legal and regulatory terms and conditions of the Acquisition Proposal and this Agreement, and for which all requisite financing is likely to be obtained;

                           (iii)    "Required Company Stockholder Vote" means
the affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholder's Meeting.

                  (b) The Company agrees that, from and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement and except as expressly permitted by this Agreement, neither the Company nor any of its Subsidiaries shall (and the Company shall cause its Representatives not to) (i) directly or indirectly initiate, solicit, knowingly encourage or facilitate (including, without limitation, by way of furnishing information) any inquiries or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal,
(ii) participate or engage in discussions with, or disclose any non-public information relating to the Company or afford access to the properties, books or records of the Company to, any Person that has made an Acquisition Proposal or to any Person in contemplation of an Acquisition Proposal, or (iii) accept an Acquisition Proposal or enter into any agreement (including, without limitation, any letter of intent) other than a confidentiality agreement in circumstances contemplated in Section 4.3(c), that provides for or relates to an Acquisition Proposal or enter into any agreement (including, without limitation, any letter of intent) that would require, or would have the effect of causing, the Company to abandon, terminate or fail to consummate the Merger or the other transactions contemplated by this Agreement.

                  (c) Notwithstanding anything to the contrary in this Agreement, the Company, the Board and the Special Committee may conduct any actions described in Section 4.3(b)(ii) with respect to a third party if at any time prior to obtaining the Required Company Stockholder Vote (i) the Company receives an unsolicited written Acquisition Proposal from such third party, (ii) the Board or the Special Committee determines in good faith that such proposal constitutes, or is reasonably likely to result in, a Superior Proposal, after receiving the advice of its financial advisors (and such Acquisition Proposal was not solicited, knowingly encouraged or facilitated by the Company or any of Representatives), and (iii) the Board or the Special Committee determines in good faith, after consultation with its outside counsel, that the failure to participate in such discussions or to furnish such information to such third party would be reasonably expected to result in a breach of the Board's or the Special Committee's fiduciary duties under applicable Legal Requirements, provided that the Company shall not deliver any information to such third party without entering into a confidentiality agreement having customary terms and conditions. Nothing contained in this Section 4.3 shall prohibit the Company or the Board from taking and disclosing to the Company's stockholders a position with respect to an Acquisition Proposal pursuant to Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act.

                  (d) Except as specifically permitted by Section 4.3(e), neither the Board nor the Special Committee shall directly or indirectly:

                           (i)      Withdraw (or amend or modify in a manner
adverse to Parent), or publicly propose to withdraw (or amend or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by the Board or the Special Committee of this Agreement, the Merger or the other transactions contemplated by this Agreement (an "Adverse Recommendation Change");

                           (ii)     Recommend, adopt or approve, or propose
publicly to recommend, adopt or approve, any Acquisition Proposal; or

                           (iii)    Approve or recommend, or publicly propose to
approve or recommend, or allow the Company to execute or enter into, any agreement (including, without limitation, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, or other similar agreement, arrangement or understanding) (A) that constitutes or relates to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal other than a confidentiality agreement permitted pursuant to Section 4.3(c), or (B) that requires the Board, the Special Committee or the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

                  (e) Notwithstanding Section 4.3(d), at any time prior to obtaining the Required Company Stockholder Vote, and subject to the Company's compliance at all times with the provisions of this Section 4.3 and Section 5.1, the Board or the Special Committee may make an Adverse Recommendation Change if, but only if the Special Committee has determined, based on a material event or events relating to the Company, this Agreement (or the transactions contemplated by this Agreement) or a Superior Proposal occurring subsequent to the date hereof, after receipt of advice from its financial advisors and legal counsel, that the circumstances or the Board's failure to make an Adverse Recommendation Change are reasonably likely to entail a breach of its or the Board's fiduciary duties under applicable Legal Requirements.

                  (f) Notwithstanding anything to the contrary in Section 4.3(e) or in any other provision of this Agreement, the receipt by the Board or the Special Committee of an Acquisition Proposal shall not (i) permit the Company to enter into any agreement with respect to an Acquisition Proposal other than a confidentiality agreement, or (ii) affect any other obligation of the Company under this Agreement.

                  (g) The Company agrees that, in addition to the obligations of the Company set forth in the preceding paragraphs of this Section 4.3, as promptly as practicable after receipt of an Acquisition Proposal (but in no event more than the later of forty-eight hours after the receipt of the Acquisition Proposal by the Company, by the Board or by any member of the Special Committee), the Company shall advise Parent in writing of any request for information or any Acquisition Proposal received from any Person, or any inquiry, discussions or negotiations with respect to any Acquisition Proposal, and the terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations, and the identity of the Person or group making any such request, Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place. The Company agrees that it shall simultaneously provide to Parent any non-public information concerning the Company provided to any other Person or group in connection with any Acquisition Proposal which was not previously provided to Parent. The Company shall keep Parent fully informed of the status of any Acquisition Proposal (including, without limitation, the identity of the parties and price involved and any changes to any terms and conditions thereof).

                  (h) Within twenty-four hours after the execution and delivery of this Agreement, the Company shall, and shall instruct its Representatives to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal. The Company agrees that it shall (i) take the necessary steps to promptly inform its Representatives involved in the transactions contemplated by this Agreement of the obligations undertaken in this Section 4.3 and (ii) request each Person who has heretofore executed a confidentiality agreement in connection with such Person's consideration of acquiring the Company or any portion thereof to return or destroy all confidential information heretofore furnished to such Person by or on its behalf, as provided in such confidentiality agreement.

                                   ARTICLE 5.
                       ADDITIONAL COVENANTS OF THE PARTIES

         5.1      PROXY STATEMENT; SCHEDULE 13E-3.

                  (a) For purposes of this Agreement, (i) the "Proxy Statement" means the proxy statement (including all amendments and supplements thereto) that is to be sent to the holders of Company Common Stock in connection with a meeting of such holders to be held to vote on the adoption of this Agreement (the "Company Stockholders' Meeting"), and (ii) the "Schedule 13E-3" means the Rule 13E-3 Transaction Statement on Schedule 13E-3 (including all amendments and supplements thereto) that is to be filed with the SEC in connection with the Merger and this Agreement.

                  (b) As promptly as practicable after the date of this Agreement, the Company shall prepare and file the Proxy Statement with the SEC. The Company shall use all reasonable efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. The Company agrees to provide Parent and its counsel with copies of any comments that the Company or its counsel may receive from the staff of the SEC promptly after receipt thereof. The Company shall use all reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable. Parent shall promptly furnish to the Company all information concerning Parent, Merger Sub, the Edelbrock Entities and their affiliates that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. Parent shall use all reasonable efforts to ensure that none of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the

Schedule 13E-3 will, at the time the Schedule 13E-3 is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If Parent becomes aware of any information relating to Parent, Merger Sub, the Edelbrock Entities or their affiliates that should be disclosed in an amendment or supplement to the Proxy Statement, then Parent shall promptly inform the Company thereof and shall cooperate with the Company in filing such amendment or supplement with the SEC. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement and each supplement or amendment to the Proxy Statement or response to comments with respect thereto prior to its being filed with or delivered to the SEC, and the Company shall consider any such comments in good faith.

                  (c) Concurrently with the filing of the Proxy Statement with the SEC, Parent and its affiliates (to the extent required by Legal Requirements) shall prepare and file with the SEC, together with the Company, the Schedule 13E-3. Parent shall use all reasonable efforts to cause the
Schedule 13E-3 to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Parent agrees to provide the Company and its counsel with copies of any comments that Parent or its counsel may receive from the staff of the SEC promptly after receipt thereof. The Company shall promptly furnish to Parent all information concerning the Company and its executive officers and directors as may reasonably be requested in connection with the preparation of the Schedule 13E-3. The Company shall promptly supplement, update and correct any information provided by it for use in the Schedule 13E-3 if and to the extent that such information is or shall have become incomplete, false or misleading. The Company shall use all reasonable efforts to ensure that none of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Schedule 13E-3 will, at the time the Schedule 13E-3 is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. In any such event, Parent shall take all reasonable steps necessary to cause the Schedule 13E-3 as so supplemented, updated or corrected to be filed with the SEC. The Company and its counsel shall be given an opportunity to review and comment on the Schedule 13E-3 and each supplement, amendment or response to comments with respect thereto prior to its being filed with or delivered to the SEC, and Parent shall consider any such comments in good faith.

         5.2      COMPANY STOCKHOLDERS' MEETING.

                  (a) The Company shall promptly take all action reasonably necessary under all applicable Legal Requirements to call, give notice of and hold the Company Stockholders' Meeting. The Company Stockholders' Meeting shall be held on a date selected by the Company in consultation with Parent as promptly as practicable after the Proxy Statement and the Schedule 13E-3 are cleared by the staff of the SEC.

                  (b) (i) The Proxy Statement shall include a statement to the effect that the Board and the Special Committee recommend that the Company's stockholders vote to adopt this Agreement at the Company Stockholders' Meeting (the recommendation of the Board that the Company's stockholders vote to adopt this Agreement being referred to as the "Company

Board Recommendation"); (ii) the Proxy Statement shall include a statement to the effect that the Board and the Special Committee have determined that the Merger is fair to the Company's stockholders other than the Edelbrock Entities;
(iii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent; and (iv) the Board and the Company's officers shall use their reasonable efforts to solicit and obtain the Required Company Stockholder Vote. The Company Stockholders' Meeting shall be held as provided in
Section 5.2(a), and this Agreement shall be submitted by the Board to the Company's stockholders for approval at the Company Stockholders' Meeting.

         5.3 REGULATORY APPROVALS. Each party shall use all reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Each of the Company and Parent shall (i) give the other party prompt notice of the commencement or threat of commencement of any Legal Proceeding with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other party generally informed as to the status of any such Legal Proceeding or threat, and (iii) promptly inform the other party of any communication to or from any Governmental Body regarding the Merger or any of the other transactions contemplated by this Agreement. Except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any such Legal Proceeding each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

         5.4      INDEMNIFICATION OF OFFICERS AND DIRECTORS.

                  (a) The Surviving Corporation shall honor all of the Company's obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) the present and former directors and officers of the Company (the "Indemnified Persons") in respect of acts or omissions occurring prior to the Effective Time to the fullest extent required by the Delaware Law and the Company's certificate of incorporation and/or bylaws (as in effect as of the date of this Agreement) and as provided in any indemnification agreements between the Company and the Indemnified Persons (as in effect as of the date of this Agreement) in the forms disclosed by the Company to Parent prior to the date of this Agreement, and such obligations shall survive the Merger and shall continue in full force and effect from the Effective Time until the date that is six years after the Effective Time.

                  (b) The provisions of this Section 5.4 are intended for the benefit of, and are enforceable by, each Indemnified Person, who shall be a third-party beneficiary of the provisions of this Section 5.4.

         5.5 ADDITIONAL AGREEMENTS. Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all actions that are necessary or advisable to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each party to this Agreement
(i) shall make all filings (if any) and give all notices (if any) that are required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, (ii) shall use all reasonable efforts to obtain each Consent that is required to be obtained pursuant to any applicable Legal Requirement or Contract or otherwise by such party in connection with the Merger or any of the other transactions contemplated by this Agreement, and (iii) shall use all reasonable efforts to lift any restraint, injunction or other legal bar to the Merger and each of the other transactions contemplated by this Agreement. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

         5.6 PUBLIC DISCLOSURE. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, neither Parent nor the Company shall, and neither shall permit any of its Representatives to, make any disclosure regarding the Merger or any of the other transactions contemplated by this Agreement unless (i) the other parties hereto shall have approved such disclosure, which approval shall not be unreasonably withheld or delayed, or (ii) Parent or the Company, respectively, shall have determined after consultation with its outside legal counsel that such disclosure is required by applicable Legal Requirements.

         5.7 NOTIFICATION OF CERTAIN MATTERS. Each party hereto shall give prompt notice to the other parties of the discovery by such party of (i) any material inaccuracy in any representation or warranty of any party hereto, (ii) any material failure on the part of any party hereto to comply with any of its covenants contained in this Agreement, or (iii) the occurrence of any event or the existence of any circumstances that would make satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely on or prior to the Outside Termination Date (as defined in Section 8.1(a)).

         5.8 AGREEMENT WITH THE EDELBROCK ENTITIES. Concurrently with the execution of this Agreement, Parent and the Edelbrock Entities entering into an Agreement with the Company in the form attached hereto as Exhibit C regarding certain matters related to the Merger and this Agreement.

         5.9 STOCKHOLDER LITIGATION. Each party to this Agreement shall give the other parties the reasonable opportunity to participate in the defense of any stockholder litigation against the Company, Parent or Merger Sub (or their directors or officers) relating to the Merger or this Agreement. No party to this Agreement shall settle any such litigation without the prior written consent of the other two parties, which shall not be unreasonably withheld. The Company and its Representatives shall not voluntarily cooperate with any third party that seeks to restrain or prohibit or otherwise oppose the Merger.

         5.10     FINANCING.

                  (a) Parent and Merger Sub agree to use their reasonable efforts to complete the transactions contemplated by the Financing Commitments and to obtain the Financing prior to the Effective Time. Without limiting the generality of the foregoing, in the event that at any time any or all of the Financing is not or has not been, or is not reasonably likely to be, obtained or made available pursuant to and on the terms set forth in the Financing Commitments so as to enable Parent or Merger Sub to proceed with the Closing in a timely manner, each of Mr. Edelbrock, Parent and Merger Sub shall (i) use his or its reasonable efforts to obtain alternative funding in an amount at least equal to the Financing on terms and conditions substantially comparable to those provided in the Financing Commitments and (ii) shall continue to comply with all of his or its other obligations that are contained in this Agreement or in the agreement with the Edelbrock Entities that is referred to in Section 5.8.

                  (b) Following the date hereof, any information which becomes actually known to Mr. Edelbrock, Parent, Merger Sub or their respective Representatives which makes it reasonably unlikely that the Financing will be obtained on the terms set forth in the Financing Commitments shall be promptly disclosed to the Special Committee. None of Mr. Edelbrock, Parent, Merger Sub or any of their respective Representatives will knowingly attempt, directly or indirectly, to induce or encourage the lenders under the Financing Commitments to not fund the Financing as provided for in the Financing Commitments.

                                   ARTICLE 6.
          CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

         The obligations of Parent and Merger Sub to effect the Merger and otherwise to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, provided that any of such conditions may be waived in writing by Parent and Merger Sub unless prohibited by applicable Legal
Requirements:

         6.1 ACCURACY OF REPRESENTATIONS. The representations and warranties of the Company that are contained in this Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except that any representation or warranty that, by its express terms, speaks only as of an earlier date need only have been accurate as of such earlier date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not have, a Material Adverse Effect on the Company; provided, however, that, for purposes of determining the accuracy of such representations and warranties for purposes of this Section 6.1, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded. Parent and Merger Sub shall have received a certificate from the Company's Executive Vice President and Corporate Secretary to the effect that the conditions described in this Section 6.1 and in Section 6.2 have been satisfied.

         6.2 PERFORMANCE OF OBLIGATION. Each obligation that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects or the compliance therewith or performance thereof shall have been waived in the sole discretion of Parent.

         6.3 STOCKHOLDER APPROVAL. This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

         6.4 CONSENTS. Except for those Consents the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect on the Company, all Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement (including, without limitation, the Consents identified in the Company Disclosure Schedule) shall have been obtained and shall be in full force and effect.

         6.5 NO MATERIAL ADVERSE EFFECT. Since the date of this Agreement, there shall not have occurred any event or events which individually or in the aggregate had or would have a Material Adverse Effect on the Company other than any Material Adverse Effect resulting from any stockholder litigation that has been filed as of the date of this Agreement or any other proceeding relating to the proposed transactions, the Merger, and this Agreement that has been filed as of the date of this Agreement.

         6.6 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement that makes consummation of the Merger illegal.

         6.7 FINANCING. Parent shall have received the cash proceeds of the Financing, in an amount that is sufficient to pay the full amounts required to be paid by Parent and Merger Sub pursuant to Sections 1.5 and 1.6 and all other amounts required to be paid by Parent or Merger Sub under this Agreement and to pay all of the related fees and expenses; provided that this condition shall be deemed satisfied (and Parent and Merger Sub shall be obligated to consummate the Merger) in the event that the Financing is not available because any of Mr. Edelbrock, Parent, Merger Sub or any of their respective Representatives is in breach of Section 3.9 or 5.10 of this Agreement.

         6.8 DISSENTING SHARES. The total number of Dissenting Shares shall not exceed ten percent of the outstanding Company Common Stock as of the Effective Time.

                                   ARTICLE 7.
                CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

         The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of the following conditions, provided that any of such conditions may be waived in writing by the Company unless prohibited by applicable Legal Requirements:

         7.1 ACCURACY OF REPRESENTATIONS. The representations and warranties of Parent and Merger Sub that are contained in this Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except that any representation or warranty that, by its express terms, speaks only as of an earlier date need only have been accurate as of such earlier date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not have, a Material Adverse Effect on the Company. The Company shall have received a certificate from the Chief Executive Officer and

Corporate Secretary of Parent and Merger Sub to the effect that the conditions described in this Section 7.1 and in Section 7.2 have been satisfied.

         7.2 PERFORMANCE OF OBLIGATIONS. All of the obligations that Parent and Merger Sub that are required to be complied with or performed at or prior to the Closing shall have been complied with and performed in all material respects.

         7.3 STOCKHOLDER APPROVAL. This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

         7.4 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by the Company shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement that makes consummation of the Merger by the Company illegal.

         7.5 INSURANCE. Prior to the Effective Time, the Company shall have purchased and paid for in full directors' and officers' liability insurance for a period of six years from the Effective Time (which policy shall be of at least the same coverage, with carriers comparable to the Company's existing carriers, containing terms and conditions which are no less favorable to those covered in the Company's existing directors' and officers' liability policy), to cover the Indemnified Persons with respect to those matters covered by the Company's directors' and officers' liability policy in effect on the date hereof.

                                   ARTICLE 8.
                                   TERMINATION

         8.1      TERMINATION.

                  (a) OPTIONAL TERMINATION. This Agreement may be terminated prior to the Effective Time (whether before or after the adoption of this Agreement by the Required Company Stockholder Vote):

                           (i)      By the mutual written consent of Parent and
the Company;

                           (ii)     By either Parent or the Company if the
Merger shall not have been consummated on or before the date which is nine months after the date of this Agreement (the "Outside Termination Date"); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by such date is attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the Effective Time;

                           (iii)    By either Parent or the Company if a court
of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling that has the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

                           (iv)     By either Parent or the Company if this
Agreement shall not have been adopted at the Company Stockholders' Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Vote;

                           (v)      By Parent if the Company or any of its
Representatives breach any material provision of Section 4.3;

                           (vi)     By Parent if (A) any of the Company's
representations and warranties contained in this Agreement shall be inaccurate as of the Closing Date such that the condition set forth in Section 6.1 would be incapable of being satisfied on or before the Outside Termination Date, or (B) any of the Company's covenants contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would be incapable of being satisfied on or before the Outside Termination Date; provided, however, that if an inaccuracy in any of the Company's representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by the Company is curable by the Company and the Company is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(a)(vi) on account of such inaccuracy or breach; and

                           (vii)    By the Company if (A) any of Parent's
representations and warranties contained in this Agreement shall be inaccurate as of the Closing Date, such that the condition set forth in Section 7.1 would be incapable of being satisfied on or before the Outside Termination Date, or
(B) if any of Parent's covenants contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would be incapable of being satisfied on or before the Outside Termination Date; provided, however, that if an inaccuracy in any of Parent's representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by Parent is curable by Parent and Parent is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(a)(vii) on account of such inaccuracy or breach.

Any action by the Company to terminate this Agreement pursuant to this Section 8.1(a) shall require Board approval following the recommendation of the Special Committee.

                  (b) AUTOMATIC TERMINATION. This Agreement shall automatically terminate if the Board or the Special Committee makes an Adverse Recommendation Change pursuant to Section 4.3(e).

         8.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 8.2, Section 8.3,
Section 8.4 and Article 9 (other than Section 9.6) shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability for any breach of any representation, warranty or agreement that is contained in this Agreement.

         8.3      TERMINATION FEE.

                  (a) If this Agreement terminates pursuant to Section 8.1(b) and the Company enters into a definitive Agreement with respect to a Superior Proposal and the Acquisition that is the subject of such Superior Proposal is consummated within twelve months following such termination of this Agreement, the Company shall pay to Parent the sum of Two Million Dollars ($2,000,000) less any amounts paid by the Company to Parent in accordance with Section 8.4.

                  (b) The Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to pay any amounts owing pursuant to this Section 8.3 when due, the Company shall in addition thereto pay to Parent all costs and expenses (including, without limitation, reasonable fees and disbursements of counsel) incurred in collecting such amounts, together with interest on such amounts (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by Parent at the prime rate of Citibank, N.A. as in effect from time to time during such period.

         8.4      EXPENSES.

                  (a) Except as set forth in this Section 8.4, all fees and expenses that are incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that:

                           (i)      The Company shall pay all fees and expenses,
other than the fees and expenses of Parent's counsel and other advisors, that are incurred in connection with (A) the preparation, filing, printing and mailing of the Proxy Statement and the Schedule 13E-3 and (B) the Company Stockholders' Meeting; and

                           (ii)     If this Agreement is terminated by Parent
pursuant to Section 8.1(a)(v) or 8.1(a)(vi) or this Agreement automatically terminates pursuant to Section 8.1(b) at a time when there is no breach by Parent, Merger Sub or any of the Edelbrock Entities of any of their representations, warranties or covenants in this Agreement or the Stockholders Support Agreement, the Company shall pay to Parent an amount equal to Parent's actual, documented out-of-pocket expenses (including all attorneys' fees and advisors' fees) incurred in connection with this Agreement and the transactions contemplated by this Agreement, within five business days after the termination of this Agreement, provided that the Company's obligation pursuant to this
Section 8.4(a)(ii) shall not exceed One Million Dollars ($1,000,000).

                  (b) If the Company fails to pay when due any amounts that are owed to Parent under Section 8.4(a), the Company shall in addition thereto pay to Parent all costs and expenses (including, without limitation, reasonable fees and disbursements of counsel) incurred in collecting such amounts, together with interest on such amounts (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by Parent at the prime rate of Citibank, N.A. as in effect from time to time during such period.

                                   ARTICLE 9.
                            MISCELLANEOUS PROVISIONS

         9.1 AMENDMENT. This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the adoption of this Agreement by the Company's stockholders); provided, however, that (i) in the case of the Company, the Board and the Special Committee have approved such amendment in writing, and (ii) after any such adoption of this Agreement by the Required Company Stockholder Vote, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         9.2      WAIVER.

                  (a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

                  (b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

         9.3 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties that are contained in this Agreement or in any certificates or other documents delivered prior to or as of the Effective Time shall terminate as of the Effective Time and shall have no further force or effect. Except for the agreements set forth in Article 1 and Sections 5.4, 8.3 and 8.4, and Article 9 (other than Section 9.6), the agreements of the parties hereto (including the Surviving Corporation after the Merger) shall terminate as of the Effective Time and shall have no further force or effect.

         9.4 ENTIRE AGREEMENT; COUNTERPARTS. This Agreement and the other agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that any confidentiality agreement executed by Parent and the Company prior to the date of this Agreement shall not be superseded and shall remain in full force and effect. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

         9.5 APPLICABLE LAW; JURISDICTION; SPECIFIC PERFORMANCE. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; and (ii) each of the parties irrevocably consents to service of process by first-class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.8. The parties to this Agreement agree that irreparable damage would occur in the event of a breach of any provision of this Agreement, and that the non-breaching parties shall be entitled to specific performance of the provisions of this Agreement in addition to other available legal and equitable remedies.

         9.6 DISCLOSURE SCHEDULE. The Company Disclosure Schedule shall be arranged in separate sections corresponding to the numbered and lettered sections contained in Section 2, provided that any disclosure set forth in any particular section of the Company Disclosure Schedule as an exception to a specific representation or warranty contained in Section 2 will be deemed to be an exception to other representations or warranties contained in Section 2 to the extent that it is reasonably apparent from the face of the disclosure that such disclosure is applicable to such other representations or warranties.

         9.7      ASSIGNMENT OF THIS AGREEMENT; PARTIES IN INTEREST.

                  (a) This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned by a party hereto without the prior written consent of the other parties, and any attempted assignment of this Agreement or any of such rights by such party without such consent shall be void and of no effect.

                  (b) Except as provided in Section 5.4 regarding the Surviving Corporation's indemnification and insurance obligations and except as provided in Section 9.7(a), nothing in this Agreement, express or implied, is intended to, or shall, confer upon any Person other than Parent, Merger Sub or the Company any rights, benefits or remedies of any nature.

         9.8 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (i) upon receipt when delivered by hand, (ii) one business day after being sent by courier or express delivery service or by facsimile, or (iii) two business days after being sent by first-class certified mail, return receipt requested, provided that in each case the notice or other communication is sent to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

        If to Parent or Merger Sub:     Edelbrock Holdings, Inc.
                                        c/o Edelbrock Corporation
                                        2700 California Street
                                        Torrance, California 90503
                                        Attn: O. Victor Edelbrock, Jr.
                                        Tel:  (310) 972-2700
                                        Fax:  (310) 320-3964

        With a copy to:                 Troy & Gould
                                        1801 Century Park East
                                        Los Angeles, California 90067
                                        Attn: Lawrence Schnapp
                                              Marc Brown
                                        Tel: (310) 553-4441
                                        Fax: (310) 201-4746

        If to the Company:              Edelbrock Corporation
                                        2700 California Street
                                        Torrance, California 90503
                                        Attn: Jeffrey L. Thompson
                                        Tel: (310) 972-2701
                                        Fax: (310) 320-3964

        With a copy to:                 The Special Committee of
                                        the Board of Directors of
                                        Edelbrock Corporation
                                        c/o Ralph Hellmold, Chairman
                                        689 Fifth Avenue, 14th Floor
                                        New York, New York 10022
                                        Tel: (212) 399-6555 Ext. 210
                                        Fax: (212) 424-1904

                                        and

                                        Jones Day
                                        2882 Sand Hill Road, Suite 240
                                        Menlo Park, California 94025
                                        Attn: Robert T. Clarkson
                                              Sean M. McAvoy
                                        Tel: (650) 739-3939
                                        Fax: (650) 739-3900

                                        and

                                        Skadden, Arps, Slate, Meagher & Flom LLP
                                        300 South Grand Avenue, Suite 3400
                                        Los Angeles, California 90071
                                        Attn: Nick P. Saggese
                                              Michael V. Gisser
                                        Tel: (213) 687-5550
                                        Fax: (213) 687-5600

         9.9 SEVERABILITY. If any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

         9.10     CONSTRUCTION.

                  (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

                  (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

                  (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

                  (d) Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

                  (e) The bold-faced headings that are contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

                            [Signature page follows]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

                                        EDELBROCK HOLDINGS, INC.


                                        By: /s/ O. Victor Edelbrock, Jr.
                                           ------------------------------------
                                           O. Victor Edelbrock, Jr.
                                           Chief Executive Officer

                                        EDELBROCK MERGER SUB, INC.

                                        By: /s/ O. Victor Edelbrock, Jr.
                                           ------------------------------------
                                           O. Victor Edelbrock, Jr.
                                           Chief Executive Officer

                                        EDELBROCK CORPORATION

                                        By: /s/ Jeffrey L. Thompson
                                           ------------------------------------
                                           Jeffrey L. Thompson
                                           Executive Vice President and Chief
                                           Operating Officer

                       Signature Page to Merger Agreement

                                    EXHIBIT A

                              CERTAIN DEFINITIONS

         For purposes of the Agreement (including, without limitation, this Exhibit A):

         BENEFICIAL OWNERSHIP. The phrase "beneficially owning" securities and similar phrases shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

         CONSENT. "Consent" means any approval, consent, ratification, permission, waiver or authorization (including, without limitation, any Governmental Authorization).

         CONTRACT. "Contract" means any written agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or other legally binding commitment or undertaking.

         EDELBROCK ENTITIES. "Edelbrock Entities" means Mr. Edelbrock, his wife, his children and funds and trusts of which he is a trustee and which own Company Common Stock.

         ENTITY. "Entity" means any corporation (including, without limitation, any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, limited liability company, joint stock company, firm or other enterprise, association or organization.

         EXCHANGE ACT. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" means any permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         GOVERNMENTAL BODY. "Governmental Body" means any (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction located in the United States and its territories, (ii) federal, state, local, municipal, foreign or other government located in or outside the United States, or (iii) governmental or quasi-governmental authority of any nature (including, without limitation, any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal) located in or outside the United States.

         LEGAL REQUIREMENT. "Legal Requirement" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the Nasdaq National Stock Market, Inc.).

         MATERIAL ADVERSE EFFECT. "Material Adverse Effect" means (i) with respect to the Company, an effect which (A) is materially adverse to the business, assets, liabilities, prospects, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, other than resulting from changes in general industry conditions or changes in general economic conditions, except, in each case, to the extent any such condition affects the Company to a greater extent than other similarly situated companies generally or (B) materially impairs the ability of the Company to consummate the transactions contemplated by this Agreement, and (ii) with respect to Parent or Merger Sub, any circumstance, change, event or effect which materially impairs the ability of Parent or Merger Sub to consummate the transactions contemplated by the Agreement.

         PERSON. "Person" means any individual, Entity or Governmental Body.

         REPRESENTATIVES. "Representatives" means officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

         SECURITIES ACT. "Securities Act" means the Securities Act of 1933, as amended.

         SUBSIDIARY. An Entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns, beneficially or of record,
(i) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's board or directors or other governing body, or (ii) at least fifty percent of the outstanding equity interests or such Entity.

                                   EXHIBIT B

                 COMPANY'S RESTATED CERTIFICATE OF INCORPORATION

                                [NOT INCLUDED]

                                   EXHIBIT C

                        STOCKHOLDERS SUPPORT AGREEMENT

                                [NOT INCLUDED]

                                       4